Exhibit 8.2

[FORM OF OPINION OF COOLEY LLP]

[Cooley LLP Letterhead]

[                , 2012]

Entergy Corporation

[Address line 1

Address line 2]

Ladies and Gentlemen:

We have acted as tax counsel to Entergy1 in connection with the transactions described in (i) the Merger Agreement, (ii) the Separation Agreement, dated as of December 4, 2011, by and among Entergy, ITC, TransCo, each of Entergy’s Utility Operating Companies and ESI, and (iii) certain related agreements2 (the agreements described in these items (i) through (iii), collectively, the “Agreements”). In that capacity, we are delivering this opinion to you in connection with the ITC Registration Statement. This opinion addresses only the issues discussed in the ITC Registration Statement section titled “MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE TRANSACTIONS” and only addresses U.S. federal income tax consequences of the Separation, Distribution, Merger, Exchange Trust Exchange Offer and Mandatory Trust Distribution to Entergy and TransCo, and to certain U.S. Holders of Entergy common stock and of TransCo common units that hold their Entergy common stock and/or TransCo common units as capital assets for U.S. federal income tax purposes.

In rendering our opinion, we have examined and are relying on the completeness and accuracy, both initially and continuing as of the effective time of the Merger, of (i) the request by Entergy, dated July 27, 2012, for rulings from the IRS regarding certain federal income tax consequences of the transactions provided for in the Agreements, including all exhibits and enclosures thereto (collectively, the “Ruling Request”), (ii) the ITC Registration Statement, including all exhibits (other than this Exhibit 8.2) and all amendments made thereto through the date hereof, (iii) the Agreements and the facts, information and representations therein, and the performance of covenants therein, and (iv) such other documents and records as we have deemed necessary or appropriate as a basis for this opinion, including, but not limited to, the officer’s certificate from Entergy dated as of the date hereof (the agreements, documents and records described in these items (i) through (iv), collectively, the “Documents”), as such Documents,

1 All capitalized terms used but not defined herein have the meanings ascribed to them in the registration statement of ITC Holdings Corp. on Form S-4, filed on September 24, 2012, with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), and in accordance with the requirements of Item 601(b)(8) of Regulation S-K under the Securities Act (such registration statement, the “ITC Registration Statement”), except that the terms are not capitalized in the ITC Registration Statement.

2 The agreements include, (i) the Employee Matters Agreement, (ii) the Generator Interconnection Agreement, (iii) the Distribution-Transmission Interconnection Agreement, (iv) two Transition Services Agreements, (vi) the Pole Attachment Agreement for Electric Distribution Facilities, (vii) the Software/IP License Agreement, (viii) the Trust Agreement, (ix) the Registration Rights Agreement and (x) the Transmission Structure Attachment Agreement [when available].

whether originals or copies, were certified or otherwise identified to our satisfaction. In our review of the Documents, we have assumed, with your consent, that any Documents that we reviewed in proposed form will be executed in substantially the same form and that all obligations imposed by any Documents on the parties thereto have been or will be performed or satisfied in accordance with their terms. In addition, in rendering this opinion, we assume that the IRS will rule favorably on the issues for which rulings have been and will be requested, including, without limitation, the rulings requested in the Ruling Request. The opinion we expect to issue on the closing date of the Merger will rely on those IRS rulings.

Based upon and subject to the foregoing, it is our opinion that:

Tax Opinions Regarding the Separation, Distribution, Exchange Trust Exchange Offer and Mandatory Trust Distribution.

1.          The Separation, Distribution, Exchange Trust Exchange Offer and Mandatory Trust Distribution will qualify for U.S. federal income tax purposes as a reorganization under section 368 of the Code, subject to treatment under section 355 of the Code. The Merger will not cause section 355(e) (discussed below) of the Code to apply to the Separation, Distribution, Exchange Trust Exchange Offer and Mandatory Trust Distribution. Entergy will recognize no gain or loss, and include no amount in income, as a result of the Separation, Distribution, Exchange Trust Exchange Offer and Mandatory Trust Distribution, other than as a result of certain intercompany transactions.

2.          Entergy will not recognize income, gain, loss or deduction as a result of the exchange of the TransCo debt securities for the Entergy securities.

3.          No gain or loss will be recognized by, and no amount will be included in the income of, Entergy shareholders upon the receipt of TransCo common units in the Distribution, or ITC common stock in an Exchange Trust Exchange Offer or a Mandatory Trust Distribution (except with respect to cash received in lieu of fractional shares of ITC common stock, as discussed in item 6, below).

4.          The tax basis of the TransCo common units issued to an Entergy shareholder in a Spin-Off or of ITC common stock received in a Mandatory Trust Distribution (including fractional shares of ITC common stock for which cash is received) will be determined by allocating the tax basis of such shareholder in the shares of Entergy common stock with respect to which the TransCo common units or shares of ITC common stock are received between such shares of Entergy common stock and the TransCo common units or ITC common stock in proportion to the relative fair market value of each; the tax basis of the TransCo common units issued to an Entergy shareholder in a Split-Off Exchange Offer, and of the ITC common stock received by the Entergy shareholders in an Exchange Trust Exchange Offer (including fractional shares of ITC common stock for which cash is received) will equal the tax basis of the Entergy shares exchanged therefor.

5.          The holding period of the TransCo common units or ITC common stock received by an Entergy shareholder in the Distribution, Exchange Trust Exchange Offer and Mandatory Trust Distribution will include the holding period of the shares of Entergy common stock with respect to which the TransCo common units or ITC common stock was received.

6.          Gain or loss will be recognized by Entergy shareholders who receive cash instead of fractional shares of ITC common stock equal to the difference between the amount of cash received and their tax basis in their fractional shares of ITC common stock. The character of such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the fractional shares of ITC common stock are treated (pursuant to item 5, above) as having been held for more than one year when the fractional shares are sold on the open market. The deductibility of capital losses is subject to limitation.

7.          Cash, if any, received by an Entergy shareholder in addition to the shares of ITC common stock in an Exchange Trust Exchange Offer (other than cash received instead of fractional shares as discussed in item 6, above), will, if the holder has sufficiently decreased its actual and constructive percentage ownership of Entergy common stock in the exchange, be treated as gain recognized by the Entergy shareholder in an amount equal to the lesser of (1) the amount of cash received, and (2) the excess of the fair market value of the shares of ITC common stock received over the shareholder’s tax basis in the surrendered Entergy shares. If the holder has not sufficiently decreased its actual and constructive percentage ownership of Entergy in the exchange, the amount of gain recognized, as determined above, will be treated as (1) a dividend to the extent of the shareholder’s pro rata share of Entergy’s current and accumulated earnings and profits as determined under U.S. federal income tax principles, then (2) as capital gain from exchange of property. Regardless of whether the cash is subject to tax, and whether it is taxed as capital gain or dividend, the shareholder’s tax basis in the shares of ITC common stock received will be (1) decreased by the amount of cash received by the shareholder, and (2) increased by the amount of gain and dividend income recognized by the shareholder.

8.          The amount of cash, if any, that is distributed in addition to the shares of ITC common stock in a Mandatory Trust Distribution to a holder of Entergy common stock (other than cash distributed instead of fractional shares as discussed in item 6, above), will be taxed (1) as a dividend to the extent of the holder’s pro rata share of Entergy’s current and accumulated earnings and profits as determined under U.S. federal income tax principles, then (2) as a non-taxable return of capital to the extent of the holder’s tax basis in the shares of Entergy common stock with respect to which the distribution was made (the return of capital would thereby reduce the holder’s tax basis in such shares of Entergy common stock), and finally (3) as capital gain with respect to the remaining value. The shareholder’s tax basis in the shares of Entergy common stock will be (1) decreased by the amount of cash received by the shareholder, and (2) increased by the amount of gain and dividend income recognized by the shareholder, in each case before such tax basis is allocated between such shareholder’s shares of Entergy common stock and ITC common stock pursuant to item 4, above.

Tax Opinions Regarding the Merger.

9.          The Merger will qualify as a reorganization (tax-free to the extent discussed in item 10, below) under section 368(a)(1)(A) of the Code.

10.        No gain or loss will be recognized by, and no amount will be included in the income of, holders of TransCo common units upon the receipt of ITC common stock in the Merger (except with respect to cash received in lieu of fractional shares of ITC common stock, as described in item 13, below). TransCo will recognize no gain or loss, and include no amount in income, as a result of the Merger.

11.        The tax basis of ITC common stock received by a TransCo common unit holder in the Merger (including fractional shares for which cash is received) will equal the tax basis of the TransCo common units exchanged therefor.

12.        The holding period of the ITC common stock received by an Entergy shareholder in the Merger will include the holding period of the TransCo common units with respect to which the ITC common stock was received.

13.        Gain or loss will be recognized by TransCo common unit holders who receive cash instead of fractional shares of ITC common stock in the Merger equal to the difference between the amount of cash received and their tax basis in their fractional shares of ITC common stock. The character of such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the fractional shares of ITC common stock are treated (pursuant to item 12, above) as having been held for more than one year when the fractional shares are sold on the open market. The deductibility of capital losses is subject to limitation.

We express no opinion on any issue or matter relating to the tax consequences of the transactions contemplated by the Agreements other than the opinion set forth above. Our opinion is based on current provisions of the Code, Treasury regulations promulgated thereunder, published pronouncements of the IRS and case law, any of which may be changed at any time with retroactive effect. Any change in applicable laws or the facts and circumstances surrounding the transactions and certain related transactions, or any inaccuracy in the statements, facts, assumptions or representations upon which we have relied, may affect the validity or continuing validity of our opinion as set forth herein. We assume no responsibility to inform Entergy of any such change or inaccuracy that may occur or come to our attention.

We are furnishing this opinion solely in connection with the filing of the ITC Registration Statement. We hereby consent to the filing of this opinion with the Securities and Exchange Commission as Exhibit 8.2 to the ITC Registration Statement, to the discussion of this opinion in the ITC Registration Statement, and to the naming of our firm therein. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very Truly Yours,

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